SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549



                                      FORM 11-K



                                    ANNUAL REPORT
                          PURSUANT TO SECTION 15(d) OF THE
                           SECURITIES EXCHANGE ACT OF 1934



                                    ANNUAL REPORT
                           PURSUANT TO SECTION 15(d) OF THE
                           SECURITIES EXCHANGE ACT OF 1934
                                    [FEE REQUIRED]
                     For the fiscal year ended December 30, 1993



                            Commission file number 1-10215




                         RJR NABISCO CAPITAL INVESTMENT PLAN
                               (Full title of the plan)





                              RJR NABISCO HOLDINGS CORP.
                             1301 Avenue of the Americas
                              New York, New York  10019
             (Name of issuer of the securities held pursuant to the plan and the address of its principal executive office)


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                                 REQUIRED INFORMATION


          1.   Not Applicable.

          2.   Not Applicable.

          3.   Not Applicable.

          4. The RJR Nabisco Capital Investment Plan (the "Plan") is subject to the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA"). Attached hereto as Exhibits 1.1 and 1.2 are copies of the most recent audited financial statements and schedules, as applicable, of the Plan and the RJR Nabisco, Inc. Defined Contribution Master Trust (the "Trust"), in each case prepared in accordance with the financial reporting requirements of ERISA.


          Exhibits
          --------

          1.1 Most recently audited financial statements and schedules of the Plan.

          1.2 Trust financial statements and schedules from the most recently audited financial statements and schedules of the Trust.

          2    Consent of Deloitte & Touche.





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                                      SIGNATURE


                    Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        RJR NABISCO CAPITAL INVESTMENT PLAN


                                        H. Colin McBride
                                        -----------------------------------
                                        H. Colin McBride
                                        Secretary, RJR Employee
                                        Benefits Committee

          Date:  June 28, 1994


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                                       EXHIBIT INDEX
                                       -------------





          EXHIBIT                                                       PAGE
          -------                                                       ----



          1.1 Most recently audited financial statements and schedules of the Plan.

          1.2 Trust financial statements and schedules from the most recently audited financial statements and schedules of the Trust.

          2         Consent of Deloitte & Touche.